EXHIBIT 99.1

THIRD QUARTER STATEMENT
September 30, 2005

World Class, Community Driven.

Pavilion Bancorp, Inc.

To Our Shareholders:

Pavilion Bancorp’s first nine months of 2005 are characterized by a continued successful effort to build market share, improve loan portfolio credit quality and reduce ongoing expenses. In this regard, total loans grew by approximately $29 million from December 31, 2004, representing a significant 14.7% increase. This growth reflects the implementation of a disciplined business development program designed to expand existing banking relationships and establish new ones. The loan growth has helped to replace the approximately $11 million in loan participations that were eliminated with the October 2004 sale of the Bank of Washtenaw.

During this same period, our loan portfolio credit quality has shown continued, steady improvement. This is due to the implementation of enhanced credit approval and problem loan identification initiatives, combined with aggressive efforts to remediate existing problem loans. As always, loan portfolio credit quality remains a high priority as we grow the bank.

Regarding expense control, management continues to implement programs and initiatives designed to either improve our financial controls or to lower the ongoing non-interest expenses. This has required the incurrence of approximately $705 thousand in non-recurring expenses. These expenses include bringing our pension plan to a current funded status; increased payments to our auditing firms for contingency planning, Sarbanes-Oxley compliance and additional work related to our annual report to the SEC; the demolition and rebuilding of one of our branches in Hudson, Michigan; and the expenses associated with our recent tender offer in which we purchased 128,832 shares of our common stock.

As Pavilion Bancorp moves forward, we are confident that our organization’s commitment to meeting the needs of our customers, to supporting the communities we serve, and to providing you, our shareholders with a reasonable return on your investment, will only grow stronger. In this regard, we are pleased to confirm the Board of Director’s approval of a 24 cent per share cash dividend, which is enclosed with this statement.

On behalf of the Board of Directors, Management and Staff, we thank you for your continued support.

Douglas L. Kapnick Chairman of the Board	Richard J. DeVries President and CEO

This letter contains certain forward-looking statements that involve risks and uncertainties. When used in this letter, the words “believe”, “expect”, or “anticipate” and similar expressions identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including but not limited to, economic, competitive, governmental and technological factors affecting the company’s operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements.

Officers:
Pavilion Bancorp, Inc

Douglas L. Kapnick
Chairman

Richard J. DeVries
President and
Chief Executive Officer

Board of Directors
Pavilion Bancorp, Inc. and
Bank of Lenawee

Douglas L. Kapnick
Chairman, Pavilion Bancorp, Inc.
President, Kapnick and Company, Inc.

Emory M. Schmidt
Chairman,
Bank of Lenawee
Vice President, Brazeway, Inc.
Richard J. DeVries
President and CEO
Pavilion Bancorp, Inc.
and Bank of Lenawee

Fred R. Duncan
Retired
Edward J. Engle, Jr.
President,
Rima Manufacturing Company
Dan R. Hupp
 President,
Dan's Farm Supply

Pamela S. Fisher
Corporate Secretary
Executive Vice President and
Chief Operating Officer
Mark D. Wolfe
 Interim Chief Financial Officer

Barbara A. Mitzel
 Area Manager,
Consumers Energy
Margaret M.S. Noe, J.D.
 Attorney
Terence R. Sheehan
 Vice President and Chief Financial Officer,
Brazeway, Inc.
J. David Stutzman
 General Manager
Raymond and Stutzman, LLC
Dr. Marinus VanOoyen
 Chief of Radiology,
Lenawee Health Alliance

World Class, Community Driven. 135 East Maumee Street Adrian, MI 49221 pavilionbancorp.com

CONSOLIDATED BALANCE SHEETS

(000's omitted)	(Unaudited) September 30,
	2005	2004
Assets
Cash and due from banks	10,316	$3,674
Federal funds sold	5,388

Total cash and cash equivalents	15,704	3,674

Market value of securities available for sale	29,394	25,081

Loans held for sale	874	1,507
Total loans	232,995	218,217
Less: allowance for loan losses	(2,720)	(2,396)

Net loans	230,275	215,821

Premises and equipment, net	5,735	5,805
Accrued interest receivable	1,841	1,800
Mortgage servicing assets	2,980	2,810
Other assets	1,181	1,764
Assets of discontinued operation	-	76,343

Total assets	$287,984	$334,605

Liabilities and shareholders' equity
Liabilities
Deposits:
Noninterest-bearing	$46,731	$45,521
Interest-bearing	181,374	170,785

Total deposits	228,105	216,306
Federal funds purchased	-	870
Repurchase agreements	13,837	2,284
Federal Home Loan Bank advances	8,905	6,586
Accrued interest payable	694	328
Other liabilities	2,535	2,652
Subordinated debentures	5,000	5,000
Common stock subject to repurchase obligation in ESOP	4,654	3,787
Liabilities of discontinued operation	-	68,883

Total liabilities	263,730	306,696

Shareholders' equity
Common stock and paid-in capital, No par value:
3,000,000 shares authorized; shares issued and
outstanding 735,379 - 2005; 845,420 - 2004	9,056	10,820
Retained earnings	15,403	17,024
Unrealized gain (loss) on securities available for sale	(205)	65

Total shareholders' equity	24,254	27,909

Total liabilities and shareholders' equity	$287,984	$334,605

CONSOLIDATED STATEMENTS OF INCOME

(000's omitted except for earnings per share)	(Unaudited) Nine months ended September 30,
	2005	2004
Interest income
Loans, including fees	$10,883	$10,465
Securities	803	666
Federal funds sold and other	70	21

Total interest income	11,756	11,152

Interest expense
Deposits	2,308	1,608
Borrowed funds	754	471

Total interest expense	3,062	2,079

Net interest income	8,694	9,073
Provision for loan losses	285	215

Net interest income after
provision for loan losses	8,409	8,858

Noninterest income
Service charges on deposit accounts	978	1,083
Net gains on sale of loans	1,112	1,168
Loan servicing fees, net of amortization	275	367
Other income	274	225

	2,639	2,843

Noninterest expense
Salaries and employee benefits	5,512	5,162
Premises and equipment	1,319	1,215
Other expenses	2,454	2,489

	9,285	8,866

Income before income taxes	1,763	2,835
Federal income tax expense	563	912

Net income from continuing operations	1,200	1,923

Discontinued operations:
Income from operation of discontinued component	-	487
Provision for income taxes	-	100

Income from discontinued operation	-	387

Net income	$1,200	$2,310

Earnings per common share:
From continuing operation	$1.63	$2.27